Exhibit 2.1

CONTRACT FOR PURCHASE

PARTIES:  Kennedy Homes Limited Partnership, a Florida limited partnership, whose mailing address is  c/o Apartment Investment and Management Company, Stanford Place 3, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado  80237("Seller"), and the City of Gainesville, Florida, a municipal corporation, whose mailing address is Post Office Box 490, Station 06, Gainesville, Florida 32602 ("Buyer"), hereby agree that Seller shall sell and Buyer shall buy the following described Real Property and Personal Property (collectively "Property") pursuant to the terms  and conditions of this Contract for Sale and Purchase and any riders and addenda ("Contract"):

1.

DESCRIPTION:

(a)  Legal description of the Real Property located in Alachua County, Florida:

A tract of land situated in the NW 1/4 of Sec. 10, T10S, R20E, Alachua County, Florida, said tract of land being more particularly described as follows:

Commence at the NW Corner of Sec. 10, T10S, R20E, and run S 89°51’23” E, along the North line of said Sec. 10, 430.00 feet to the Point of Beginning; thence run S 00°15’07” W. 780.80 feet; thence run S 89°45’53” E, 610.00 feet; then run N 00°15’07” E, 113.57 feet; thence run S 89°50’45” E, 341.81 feet; thence run N 00°15’07” E, 668.06 feet to the North line of said Sec. 10; then run N 89°51’23” W, along the North line of said Sec. 10 , 951.81 feet to the Point of Beginning; less the North 50 feet thereof dedicated for street right-of-way.

(b)  Street address, city, zip, of the Property:  1717 S.E. 8th Avenue, Gainesville, Florida  32641

(c)

Personal Property:  Such personal property, if any, located at the Real Property and owned by Seller.

(d)

Other items included are:  None.

(e)

Items of Personal Property (and leased items, if any) excluded are:  None.

2. PURCHASE PRICE (U. S. currency):	$1,950,000.00
PAYMENT:
(a) Deposit (the “Deposit”) held in escrow by Chandler, Lang, Haswell & Cole, P.A. (“Escrow Agent”) in the amount of $58,500.00.	$58,500.00
(b) Balance to close by cash or LOCALLY DRAWN cashier's or official bank check(s), subject to adjustments or prorations.	$1,891,500.00

3.

TIME FOR ACCEPTANCE OF OFFER AND COUNTEROFFERS; EFFECTIVE DATE:

(a)  If this contract is not executed by and delivered to all parties on or before April 17, 2006, this offer shall be deemed withdrawn.

(b)

The date of Contract ("Effective Date") will be the date when the last one of the Buyer and Seller has signed or initialed this contract.  If such date is not otherwise set forth in this Contract, then the "Effective Date" shall be the date determined above for execution of this Contract.  Buyer shall pay the Deposit to Escrow Agent upon execution of this Contract.

4.

FINANCING:

This is a cash transaction with no contingencies for financing.

5.

TITLE EVIDENCE:  Within 15 days of the effective date, Buyer shall obtain, at Buyer’s expense, a title insurance commitment with legible copies of instruments listed as exceptions attached thereto ("Title Commitment"), shall deliver to Seller a copy of the Title Commitment and, at Closing, Buyer shall obtain, at Buyer’s expense, an owner's policy of title insurance (see Standard A for terms).

6.

CLOSING DATE:  This transaction shall be closed and the closing documents and Purchase Price delivered on the date that is thirty (30) days after the expiration of the Due Diligence Period (as such term is hereinafter defined) ("Closing"), unless modified by other provisions of this Contract, or on such earlier date as Seller and Buyer may agree.  Notwithstanding the foregoing, Seller shall have the option, by delivering written notice to Buyer prior to such 30th day after the expiration of the Due Diligence Period, to extend Closing up to one hundred twenty (120) days until Seller shall either (i) have received consent to the consummation of the transactions contemplated hereby from all holders of installment obligations or other indebtedness of Seller or an upper-tier investor in Seller, which consent shall include, in the event that the net Purchase Price proceeds to be paid to Seller at Closing are less than the outstanding balance of such obligations or other indebtedness, approval of such holder to a discounted payoff of such obligation or other indebtedness in an amount satisfactory to Seller in its sole discretion, or (ii) otherwise  be in a position with full authority to convey the Property to Buyer.  Seller agrees to pursue all such necessary consent with reasonable diligence.  The foregoing consent shall be a condition precedent to Seller’s obligation to close hereunder.  Notwithstanding the foregoing, the parties agree that if Seller does not notify Buyer that Seller has received the appropriate authority or is otherwise in the position to close this transaction by 5:00 p.m. (Gainesville, FL time) on such 120th day, then Buyer shall have the right to terminate this Contract by giving written notice to Seller within ten (10) business days following such 120th day.  If Buyer exercises such right to terminate, (a) this Contract shall terminate and be of no further force and effect, except for any surviving obligations, (b) the Escrow Agent shall promptly return the Deposit to Buyer, and (c) Seller shall pay to Buyer the actual, documented third-party due diligence costs incurred by Buyer relating to the Property during the Due Diligence Period in an amount not to exceed Twenty Thousand Dollars ($20,000).  Seller may waive any portion of such 120 day extension period at any time upon the satisfaction of such condition precedent.

7.

RESTRICTIONS; EASEMENTS; LIMITATIONS:

A.  PERMITTED EXCEPTIONS:  Seller shall convey marketable title with no pending liens, assessments, mortgages or other encumbrances against the Property, except for those of record (the “Permitted Exceptions”), including that certain Department of Housing and Urban Development (“HUD”) Use Agreement dated November 12, 2003 and recorded as Instrument No. 1991934 of the Official Records of Alachua County, Florida (the “Use Agreement”), City of Gainesville code enforcement liens, real estate taxes accrued but not yet payable, lawsuits filed by or on behalf of former residents of  the Real Property, any and all lawsuits filed in connection with the Use Agreement, and Fair Housing Act Claims and Fair Housing Act Filings (as such terms are defined on Exhibit A attached hereto and incorporated herein).  At Closing the existing senior and junior mortgages shall be satisfied by Seller.

B.  USE AGREEMENT:  Buyer and Seller acknowledge that Seller is seeking to amend the Use Agreement to provide among other things, that the Second paragraph of Section 3 thereof be moved into subparagraph 3(a), 3(b) or 3(c), or that all of Section 3 be eliminated.  Seller agrees to diligently pursue such amendment prior to Closing.  If requested by Buyer, subsequent to Closing, Seller agrees, at no cost to Seller, to reasonably cooperate with Buyer to secure the release of the Use Agreement, or such modification as Buyer might deem appropriate.

8.

SURVEY, DUE DILIGENCE AND 2530 APPROVAL:

A.  SURVEY:  The Buyer shall have forty-five (45) days from the date of execution of this Contract to have the Real Property surveyed at its expense.  If the survey (the “Survey”) shows any encroachments upon or shortages in the land herein described or that the improvements located on the land herein described encroach on the land of others, a copy of such survey shall be furnished to Seller and should the Seller so elect, the Seller shall have the time to cure such defect as this Contract allows to cure defects of title.

B.  DUE DILIGENCE:

(1) Commencing on the Effective Date, Buyer and its engineers, architects, and other agents shall have a period of forty-five (45) days (the “Due Diligence Period”) within which to undertake such physical inspections and other investigations of, and inquiries concerning, the Property as may be necessary in order for Buyer to evaluate the physical characteristics of the Property, including environmental conditions, as well as such other matters as may be deemed by Buyer to be reasonably necessary to generally evaluate the Property and determine the feasibility and advisability of Buyer’s purchase of the Property for Buyer’s intended use.  In the event Buyer determines in its reasonable discretion, that the Property is not suitable for Buyer's intended use, Buyer may by notice given to Seller prior to expiration of the Due Diligence Period, terminate this Contract.  In the event that during the existing Due Diligence Period Buyer reasonably concludes (i) that the Property is not in compliance with applicable federal, state and local environmental laws (“Environmental Laws”), or (ii) that hazardous substances or toxic materials regulated by Environmental Law exist on the Property in quantities that violate applicable laws governing such materials or substances (each of the foregoing, an “Environmental Condition”), then in either event the Buyer shall have the right to extend the Due Diligence Period for an additional thirty (30) days (the “Extended Diligence Period”) for the sole purpose of assessing the cost to remediate or otherwise resolve the Environmental Condition(s), which right shall be exercisable by written notice to Seller on or before the expiration of the existing Due Diligence Period, together with reasonable evidence of such Environmental  Condition.  Should Buyer deliver to Seller, prior to the expiration of the Extended Diligence Period, reasonable evidence that the cost to remediate or otherwise resolve the Environmental Condition(s) will exceed $100,000.00, together with a written notice of termination, this Contract shall terminate, whereupon the Deposit shall be refunded to Buyer.  Should, however, Buyer deliver to Seller, prior to the expiration of the Extended Diligence Period, reasonable evidence that the cost to remediate or otherwise resolve the Environmental Condition(s) will be $100,000 or less, together with a written notice of termination, the Buyer has the right to terminate the Contract and the Deposit shall be forfeited to Seller.

(2) For purposes of undertaking physical inspections and investigations of the Property, including but not limited to the Survey, Environmental Phase I, Environmental Phase II, soil studies, asbestos studies, topographical survey, zoning review, water, sewer availability and capacity, ingress/egress, preliminary planning review, covenants and restrictions, coverage ratio, and construction time, Seller hereby grants to Buyer and its agents full right of entry upon the Property and any part thereof during the Due Diligence Period and, as long as this Contract has not been terminated, thereafter until Closing.  Notwithstanding the foregoing, Buyer shall give Seller at least three (3) days notice prior to conducting an Environmental Phase II inspection of the Real Property, shall allow Seller, or any agent thereof, to be present during such inspection, and shall provide Seller with a copy of any report generated in connection with such inspection.  Buyer, as a condition to its exercise of such right of entry, shall defend, indemnify and save and hold Seller harmless as the result of all claims and judgments arising out of the same incident or occurrence for any claim or judgment or portions thereof, as well as from and against any and all loss, damage, liability, suit, claim, cost or expense (including reasonable attorneys’ fees and costs and reasonable attorneys’ fees and costs to enforce this indemnification) arising from the exercise by Buyer or its engineers, architects, consultants or agents of Buyer’s rights under this Paragraph 8.  The foregoing indemnity shall survive Closing or any earlier termination of this Contract.

(3) Buyer shall utilize its own consultants, engineers and all other related professionals (each of the foregoing, “Consultants”) to make its own investigation and determination as to the accuracy or acceptability of any and all matters regarding the Property and the documents.   Buyer shall maintain and cause its Consultants to maintain (a) casualty insurance and comprehensive public liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Buyer shall deliver proof of the insurance coverage required pursuant to this sub-section to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Buyer’s or Buyer’s Consultants’ entry onto the Real Property, or (ii) the expiration of 5 days after the Effective Date.

(4) If Buyer has not terminated this Contract in writing received by Seller on or prior to expiration of the Due Diligence Period, the Deposit shall be completely non-refundable (regardless of whether Buyer proceeds to Closing) and shall be deemed fully earned by Seller, except in the event of Seller default.  If Buyer terminates this Contract in writing received by Seller on or prior to expiration of the Due Diligence Period, this Contract shall terminate and except as otherwise provided herein, neither party shall have any further liability or obligation hereunder.

(5) If Buyer elects, prior to expiration of the Due Diligence Period, not to proceed hereunder: (i) Buyer shall deliver to Seller (at no cost to Seller) copies of all reports, studies and surveys prepared by or for Buyer with respect to the Property, and (ii) to the extent that (a) the Survey reveals an encroachment that Seller elects not to cure, (b) the Title Commitment reveals an encumbrance other than a Permitted Exception that Seller elects not to cure, or (c) Buyer delivers reasonable evidence of the existence of an Environmental Condition whose remediation or resolution will cost more than $100,000.00 (as described in Section 8B(1) above), then in any of the foregoing events,  Buyer shall receive back the Deposit and except as provided otherwise, this Contract and all rights and obligations of the parties hereunder shall thereupon cease, terminate and be null and void.

C.  2530 APPROVAL.  If required by law or regulation, Buyer shall, at Buyer’s sole cost and expense, obtain Section 2530 approval from HUD prior to Closing.  Buyer represents and warrants that, to Buyer’s knowledge, no approval of Buyer or any affiliate of Buyer (as defined in 24 CFR § 200.215) for participation in a HUD project pursuant to 24 CFR Part 200, Subpart H, has been delayed for more than 30 days after submission of HUD Form 2530, nor have any of them been denied preliminary approval (or not received preliminary approval within 90 days of application therefor) as transferee under a transfer of physical assets application requiring full or modified review, in each case within 12 calendar months preceding the date hereof.

9.

SPECIAL CONDITIONS:

REQUIREMENTS:  It is understood and agreed that Buyer shall have the right to rescind this Contract within 45 days of the date of execution of this Contract, for any of the reasons set forth in the following provisions:  EASEMENTS:  Any unrecorded drainage, utility or other easements adversely affecting the lay out and construction or Buyer’s proposed use.

In the event Buyer should rescind this Contract during such forty-five (45) day period for any reasons set forth above, then Buyer shall, without any further liability or obligation, receive a return of the Deposit.

10.

WARRANTIES & COVENANTS OF SELLER:

A.  LITIGATION:  Except as set forth on Exhibit A attached hereto and by this reference incorporated herein and as set forth in Section 7 A.  herein, Seller covenants and warrants that, to the best of its knowledge, there are no suits, actions, or proceedings pending, whether involving governmental authority or private party, to which Seller is a party and relating to the ownership or operation of the Premises, nor has Seller any knowledge of any contemplated actions; and Seller agrees to give Buyer prompt notice of any suits instituted between the date hereof and the closing date.   Seller assumes all liability arising from the Seller Complaints (as such term is hereinafter defined) and agrees to pay, protect and defend (at trial and appellate level and with its own attorneys), and save harmless the Buyer from and against all liability and indemnify the Buyer from and against all liens, damages, losses, liabilities, penalties, assessments, claims or demands of any kind or nature arising out of the Seller Complaints.  Notwithstanding the forgoing provision to the contrary, Seller expressly does not agree to indemnify and hold harmless Buyer for any claims brought against Buyer arising out of Buyer’s conduct prior to or after Buyer’s execution of this Contract.  To the extent necessary, Buyer shall cooperate with Seller in the resolution of the Seller Complaints.  As used herein, the term “Seller Complaints” shall mean the Fair Housing Act Claims (as such term is defined on Exhibit A) and any lawsuits  identified in Items 1 through 4 on Exhibit A.   Seller agrees to provide to Buyer, within forty-five (45) days after execution of this Contract, a complete list of all claims and lawsuits described in Items 1 and 2 on Exhibit A of which, to Seller’s knowledge, Seller has received written notice.  The warranties, covenants, and indemnity contained in this Section 10.A. relating to the Seller Complaints shall survive the Closing.

B.  SELLER’S OWNERSHIP:  Subject to the Permitted Exceptions, Seller warrants and covenants that Seller has title to the exclusion of all other persons or entities to the fee simple interest in the Real

Property, and the same shall be conveyed by Seller to Buyer at the closing; that Seller has an unrestricted right to so transfer, that there are no agreements, leases or understandings affecting the Real Property or improvements thereon other than those that have been or will be disclosed by provisions of this agreement.

C.  LEASES.  There are no written leases currently in effect related to the Real Property, and Seller is not aware of any party occupying any portion of the Real Property.

D.  NO NOTICE.  To Seller’s actual knowledge, except for information that has been previously provided to Buyer, Seller has not received written notice of any violation of any environmental protection laws or regulations related to the Property.

E.  CONDEMNATION:  Seller warrants and covenants that it has not received any written or official notice or otherwise been notified or have any knowledge of any condemnation proceedings against the whole or any part of the Real Property.

F.  KNOWLEDGE:  For purposes of paragraphs 10.A. and 10.D. above, the term Seller’s “knowledge” shall mean and refer to only actual knowledge of the Designated Representative (as hereinafter defined) of Seller and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Representative any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Representative any individual personal liability.  As used herein, the term Designated Representative shall refer to Carl Ruff, who is the operations officer responsible for the Property and the person within Seller most likely to have such knowledge.

11.

OCCUPANCY:  Seller shall deliver occupancy of the Real Property to Buyer at time of Closing unless otherwise stated herein.

12.

TYPEWRITTEN OR HANDWRITTEN PROVISIONS:  Typewritten or handwritten provisions, riders and addenda shall control all printed provisions of this Contract in conflict with them, provided that such typewritten or handwritten provisions, riders and addenda have been initialed by both parties hereto.

13.

ASSIGNABILITY:  Buyer may assign its right under this Contract to take title to the Property (provided that the party to whom Buyer assigns such right expressly assumes all of Buyer’s obligations hereunder), but shall not be released from liability under this Contract.

14.

DISCLOSURES:

A.

Buyer’s diligence of the Property shall include a review of whether the Property is subject to special assessments imposed by a public body, including assessments that may be payable in installments which continue beyond Closing.

B.

Radon is a naturally occurring radioactive gas that when accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your County Public Health unit.

C.

If Seller is a "foreign person" as defined by the Foreign Investment in Real Property Tax Act, the parties shall comply with that Act.

15.

MAXIMUM REPAIR COSTS:  Seller shall not be responsible for payment in excess of:

A.

$ 0.00   for treatment and repair under Standard C.

B.

$ 0.00 for repair and replacement under Standard M not caused by Wood Destroying Organisms.

16.

RIDERS; ADDENDA; SPECIAL CLAUSES:

CHECK those riders which are applicable AND are attached to this Contract:

CONDOMINIUM

HOMEOWNERS' ASSOCIATION

LEAD-BASED PAINT

INSULATION

X

"AS IS"

Other Comprehensive Rider Provisions

Addenda (Addendum Number 1)

Special Clause(s):

1.

Disclosure.  Seller and Buyer hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit B hereto.  The provisions of this Special Clause 1 shall survive the Closing and delivery of the special warranty deed to Buyer.

2.

Consent Agreement.    Testing (the “Testing”) has been performed at the Real Property with respect to lead-based paint.  Connor Pb LawGibb performed the Testing and reported its findings in the Lead-Base Paint Risk Assessment Report of Kennedy Homes  dated October 3, 2002, a copy of which is attached hereto as, or has been provided to Buyer and is referenced on, Exhibit C (the “Report”).  Seller asserts that the Report certifies the Real Property as free of (a) lead based hazards, (b) dust lead hazards and (c) soil lead hazards.  By execution hereof, Buyer acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit B, and acknowledges receipt of that certain Consent Agreement (the “Consent Agreement”) by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Seller asserts that because the Real Property has been certified as free of (x) lead based hazards, (y) dust lead hazards and (z) soil lead hazards, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Real Property prior to the Closing.  Seller has notified Buyer that following Closing, the Real Property and its owner may continue to be subject to the Consent Agreement and that Buyer will not be deemed to be a third party beneficiary to the Consent Agreement.  The provisions of this Special Clause 2 shall survive the termination of this Contract, and if not so terminated, the Closing and delivery of the special warranty deed to Buyer.

 17.

STANDARDS FOR REAL ESTATE TRANSACTIONS ("Standards"): Buyer and Seller acknowledge receipt of a copy of Standards A through V on the reverse side or attached, which are incorporated as a part of this Contract.

18.

REAL ESTATE COMMISSION:  Seller and Buyer each represent and warrant to the other that it has not dealt with any broker, salesperson, agent, or finder in connection with any of the transactions contemplated by this Contract, and insofar as each party knows, no broker, salesperson, agent, finder, or other person is entitled to any commission or finder’s fee in connection with any of the transactions contemplated by this Contract.  Seller and Buyer each agree to indemnify, defend (by counsel reasonably satisfactory to the indemnified party), save, and hold harmless the other from and against any and all losses, claims, damages, liabilities, Fees and Costs, and all other expenses related to, growing out of, or arising from, any claims or demands for any brokerage commissions or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party.  The terms of this Section shall survive the Closing and any termination of this Contract.

19.

PARTIAL INVALIDITY:  If any term, covenant, condition or provision of this Contract or the application thereof to any person or circumstances shall, at any time or to any extent, be invalid or unenforceable, the remainder of this Contract, shall not be affected thereby, and all other terms, covenants, conditions and provisions of this Contract shall be valid and be enforced to the fullest extent permitted by law.

20.

CLOSING LOCATION:  The Closing shall occur through an escrow with Escrow Agent, whereby the Seller, Buyer and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

NOTICE:  Any and all notices or demands by or from Seller to Buyer, or Buyer to Seller, shall be in writing.  They will be served by certified mail, by overnight courier, or by electronic media (as such information is exchanged between the parties) with a copy thereof sent by overnight mail or certified mail.  If served by certified mail, service shall be conclusively deemed made forty-eight (48) hours after the deposit thereof in the United States Mail, postage prepaid, addressed to the party to whom such notice or demand is to be given, as hereinafter provided, and the issuance of the registry receipt therefore.

A.

 Any notice or demand to Buyer may be given at the following address:

AS TO CITY:

Attention:  City Manager

City of Gainesville

P.O. Box 490, MS 6

Gainesville, Florida 32602-0490

COPY TO:

Attention:  City Attorney

City of Gainesville

P.O. Box 1110

Gainesville, Florida 32602-1110

Any notice or demand to Seller may be given to the following address:

AS TO SELLER:

Kennedy Homes Limited Partnership

c/o Apartment Investment and Management Company Stanford Place 3

4582 South Ulster Street Parkway, Suite 1100

Denver, Colorado  80237

Attn: Mr. Lance Graber

WITH A COPY TO:

John G. Spiegleman, Esq.

c/o Apartment Investment and Management Company Stanford Place 3

4582 South Ulster Street Parkway, Suite 1100

Denver, Colorado  80237

AND A COPY TO:

Alston & Bird, LLP

1201 West Peachtree Street
Atlanta, Georgia  30309

Attn:  J. Alan McNabb, Esq.

21.

DEFAULT:  If Buyer fails to perform this Contract within the time hereinabove specified, time being of the essence of this Contract, the Seller shall, without limiting its rights described in Standard R attached hereto, have the right and option upon 5 days written notice to the Buyer to terminate this Contract, and the Seller shall be relieved of all obligations under this contract.

22.

 ENTIRE AGREEMENT:  This Contract, the Exhibits, Rider and Standards hereto, constitute the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, amended, terminated or any provision hereof waived except by an instrument in writing signed by the parties hereto.

23.

CAPTIONS:  The parties mutually agree that the headings and captions contained in this Contract are inserted for convenience of reference only and are not to be deemed part of or to be used in construing this Contract.

24.

COUNTERPARTS:  This Contract may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25.

GOVERNING LAW:  The Laws of the State of Florida shall govern this Contract, venue in Alachua County, Florida.

26,

APPROVALS:  This Contract is contingent upon approval by the Gainesville City Commission, which approval has been obtained absent amendment of this Contract.

[Signatures Begin on Following Page]

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT.  IF NOT FULLY

UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

BUYER:

CITY OF GAINESVILLE, FLORIDA, a municipal corporation,

By:/s/Russ Blackburn

 Date: 4-14-2006

       Russ Blackburn, City Manager

STATE OF FLORIDA

COUNTY OF ALACHUA

The foregoing instrument was acknowledged before me this _14th  day of April 2006, by Russ Blackburn, City Manager who is personally known to me or who has produced  ___________________  as identification and whom did not take an oath.

/s/Betty A. Schille

NOTARY PUBLIC

Betty A. Schille

(Notary Public print name)

My Commission expires on: ___________________

WITNESSES:

/s/Natalie Dugurt

4/14/06

Name

Date

/s/Rosemary Shell

4/14/06

Name

Date

Buyer’s address for purposes of notice:  Post Office Box 490, Mail Station 6, Gainesville, Florida 32602-0490.  Phone:  352-334-5010.

APPROVED AS TO FORM AND LEGALITY

________________________4/14/06

City Attorney

City of Gainesville

[Signatures Continued on Following Page]

SELLER:

KENNEDY HOMES LIMITED PARTNERSHIP, a Florida limited partnership

By:

The National Housing Partnership, a District of Columbia limited partnership,

 its general partner

By:

National Corporation for Housing Partnerships, a District of Columbia

corporation, its general partner

By:

/s/Lance J. Graber

    Date: April 17, 2006

Name: Lance J. Graber

Title: Executive Vice President

STATE OF Conneticut

COUNTY OF Fairfield

The foregoing instrument was acknowledged before me this 17 day of April , 2006, by Lance J. Graber. the Executive Vice President of National Corporation for Housing Partnerships, a District of Columbia corporation, which is the general partner of The National Housing Partnership, a District of Columbia limited partnership, which is the general partner of Kennedy Homes Limited Partnership, a Florida limited partnership, on behalf of said corporation, who is personally known to me or who has produced ______________________________ as identification and whom did not take an oath.

/s/Elaine M. Londau

NOTARY PUBLIC

Elaine M. Londau

(Notary Public print name)

My Commission expires on: Jan. 31, 2010

WITNESSES:

/s/Leslie Vaughn

4-17-06

Name

Date

/s/Donna P. Alverson

4-17-16

Name

Date

[Signatures Continued on Following Page]

DEPOSITS :         Deposits under Paragraph 2(a) received (Checks are subject to clearance):

Chandler, Lang, Haswell & Cole, P.A., Escrow Agent

By:

STANDARDS FOR REAL ESTATE TRANSACTIONS

A.

TITLE INSURANCE:  The Title Commitment shall be issued by a Florida licensed title insurer agreeing to issue Buyer, upon recording of the deed to Buyer, an owner's policy of title insurance in the amount of the purchase price, insuring Buyer's marketable title to the Real Property, subject only to matters contained in Paragraph 7 and those to be discharged by Seller at or before Closing.  Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law.  Buyer shall have five (5) days from date of receiving the Title Commitment (the “Objection Deadline”) to examine it and deliver to the attorneys for Seller written notice (the “Objection Notice”) of any matter set forth in the Title Commitment or the Survey (including without limitation, whether the Real Property has legal access to a public right-of-way) to which Buyer objects (the “Objections”).   If Buyer fails to tender an Objection Notice on or before the Objection Deadline, Buyer shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Commitment and the Survey.  On or before 10 days after Seller’s receipt of an Objection Notice (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Buyer notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Buyer is dissatisfied with the Response Notice, Buyer may, as its exclusive remedy, terminate this Contract prior to the expiration of the Due Diligence Period, and to the extent Seller has elected not to cure an encumbrance other than a Permitted Exception, or an encroachment revealed by the Survey, the Deposit shall be promptly refunded to Buyer.  If Buyer fails to so terminate this Contract, Buyer shall be deemed to have elected to approve and irrevocably waived any objections to any matters covered by the Title Commitment or the Survey, subject only to resolution, if any, of the Objections as set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections).

B.

SURVEY:  Buyer, at Buyer's expense, within time allowed to deliver evidence of title and to examine same, may have the Real Property surveyed and certified by a registered Florida surveyor.  If the survey discloses encroachment on the Real Property or that improvements located thereon encroach on setback lines, easements, lands of others or violate any restrictions, Contract covenants or applicable governmental regulation, the same shall constitute a title defect.

C.

CASUALTY:  The parties acknowledge that the Property is vacant and that Buyer’s intention is to remove all structures currently on the Property after Closing.  Seller affirms to Buyer that Seller self-insures the Property and, accordingly, no insurance proceeds will be made available in the event of a casualty to any portion of the Property prior to Closing.  Seller shall not be required to rebuild or restore any portion of the Property after any such casualty, and Seller shall have no liability to Buyer as a result of any such casualty.  Notwithstanding the foregoing, if the property is damaged prior to Closing, Seller shall  take reasonable action to secure the Property so as to prevent it from being a hazard (for example, knocking down unstable structures), but in no event shall Seller be obligated to clean up the Property or remove any debris from the Property resulting from any such casualty.

D.

INTENTIONALLY OMITTED.

E.

INTENTIONALLY OMITTED.

F.

LIENS:  Seller shall furnish to Buyer at time of Closing a standard seller’s title affidavit in a form reasonably acceptable to Seller and Buyer.  The parties shall use reasonable diligence within the Due

Diligence Period to agree to the form of such affidavit.

G.

PLACE OF CLOSING:   The Closing shall occur through an escrow with Escrow Agent, whereby the Seller, Buyer and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

H.

TIME:  In computing time periods of less than six (6) days, Saturdays, Sundays and state or national legal holidays shall be excluded.  Any time periods provided herein which shall end on a Saturday, Sunday or a legal holiday shall extend to 5:00 p.m. of the next business day.  Time is of the essence in this Contract.

I.

CLOSING DOCUMENTS:  Seller shall furnish  a special warranty deed, a quitclaim bill of sale,  a standard seller’s title affidavit in a form reasonably acceptable to Seller and Buyer, a standard FIRPTA affidavit, a form 1099-B, and corrective instruments, if necessary.  The parties shall use reasonable diligence within the Due Diligence Period to agree to the form of such documents.

J.

EXPENSES:  Buyer will pay taxes and recording fees on notes, mortgages and financing statements, and recording fees for the deed. Seller will pay taxes on the deed and recording fees for documents needed to cure title defects. Unless otherwise provided by law or rider to this Contract, charges for the following related title services, namely title evidence, title examination, and closing fee (including preparation of closing statement), shall be paid by the party responsible for furnishing the title evidence in accordance with Paragraph 5.

K.

PRORATIONS; CREDITS:  Taxes, assessments, rent, interest, insurance and other expenses of the Property shall be prorated through the day before Closing.  Buyer shall have the option of taking over existing policies of insurance, if assumable, in which event premiums shall be prorated.  Cash at Closing shall be increased or decreased as may be required by prorations to be made through day prior to Closing, or occupancy, if occupancy occurs before Closing.  Taxes shall be prorated based on the current year's tax with due allowance made for maximum allowable discount, homestead and other exemptions.  If Closing occurs at a date when the current year's millage is not fixed and current year's assessment is available, taxes will be prorated based upon such assessment and prior year's millage.  If current year's assessment is not available, then taxes will be prorated on the prior year's tax.  If there are completed improvements on the Real Property by January 1st of year of Closing, which improvements were not in existence on January 1st of prior year, then taxes shall be prorated based upon prior year's millage and at an equitable assessment to be agreed upon between the parties; failing which, request shall be made to the County Property Appraiser  for an informal assessment taking into account available exemptions. A tax proration based on an estimate shall, at request of either party, be readjusted upon receipt of tax bill on condition that a statement to that effect is signed at Closing.

L.

SPECIAL ASSESSMENT LIENS:  Certified, confirmed and ratified special assessment liens imposed by public bodies as of Closing are to be paid by Seller.  Pending liens as of Closing shall be assumed by Buyer.  If the improvement has been substantially completed as of Effective Date, any pending lien shall be considered certified, confirmed or ratified and Seller shall, at Closing, be charged an amount equal to the last estimate or assessment for the improvement by the public body.

M.

INTENTIONALLY OMITTED.

N.

INTENTIONALLY OMITTED.

O.

CLOSING PROCEDURE:  The deed shall be recorded upon clearance of funds.  If the title agent insures adverse matters pursuant to Section 627.7841, F.S., as amended, the escrow and closing procedure required by this Standard shall be waived.  Unless waived as set forth above the following closing procedures shall apply:  (1) all closing proceeds and all closing documents shall be held in escrow by the Closing Agent for a period of not more than 5 days after Closing;  (2) if Seller's title is rendered unmarketable, through no fault of Buyer, Buyer shall, within the 5-day period, notify Seller in writing of the defect and Seller shall have until the end of such 5-day period to cure the defect (without any obligation to do so);  (3) if Seller fails to timely cure the defect, all deposits and closing funds shall, within 5 days after such 5-day period, be returned to Buyer and, simultaneously with such repayment, Closing Agent shall return all closing documents signed by Seller, including the original deed, to Seller; and  (4) if Buyer fails to make timely demand for refund, Buyer shall take title as is, waiving all rights against Seller as to any intervening defect except as may be available to Buyer by virtue of warranties contained in the deed or bill of sale.

P.

ESCROW:  Any Closing Agent or escrow agent ("Agent") receiving funds or equivalent is authorized and agrees by acceptance of them to deposit them promptly, hold same in escrow and, subject to clearance, disburse them in accordance with terms and conditions of this Contract.  Failure of funds to clear shall not excuse Buyer's performance.  If in doubt as to Agent's duties or liabilities under the provisions of this Contract, Agent may, at Agent's option, continue to hold the subject matter of the escrow until the parties hereto agree to its disbursement or until a judgment of a court of competent jurisdiction shall determine the rights of the parties, or Agent may deposit same with the clerk of the circuit court having jurisdiction of the dispute.  An attorney who represents a party and also acts as Agent may represent such party in such action.  Upon notifying all parties concerned of such action, all liability on the part of Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow.  If a licensed real estate broker, Agent will comply with provisions of Chapter 475, F.S., as amended.  Any suit between Buyer and Seller wherein Agent is made a party because of acting as Agent hereunder, or in any suit wherein Agent interpleads the subject matter of the escrow, Agent shall recover reasonable attorney's fees and costs incurred with these amounts to be paid from and out of the escrowed funds or equivalent and charged and awarded as court costs in favor of the prevailing party.  The Agent shall not be liable to any party or person for misdelivery to Buyer or Seller of items subject to the escrow, unless such misdelivery is due to willful breach of the provisions of this Contract or gross negligence of Agent.

Q.

ATTORNEY'S FEES; COSTS:  In any litigation, including breach, enforcement or interpretation, arising  out of this Contract, the prevailing party in such litigation, which, for purposes of this Standard, shall include Seller, Buyer, and any brokers acting in agency or nonagency relationships authorized by Chapter 475, F.S., as amended, shall be entitled to recover from the non-prevailing party reasonable attorney's fees, costs and expenses.

R.

FAILURE OF PERFORMANCE:  If Buyer fails to perform this Contract within the time specified, including payment of all deposits, the Deposit and deposit(s) agreed to be paid, may be recovered and retained by and for the account of Seller as agreed upon liquidated damages, consideration for the execution of this Contract and in full settlement of any claims; whereupon, Buyer and Seller shall be relieved of all obligations under this Contract except for those obligations that expressly survive termination.  If for any reason, Seller fails, neglects or refuses to perform this Contract, Buyer may seek specific performance or elect to receive the return of Buyer's deposit(s) but hereby waives any action for compensatory, consequential and punitive damages resulting from Seller's breach.

S.

CONTRACT NOT RECORDABLE; PERSONS BOUND; FACSIMILE:  Neither this Contract nor any notice of it shall be recorded in any public records.  This Contract shall bind and inure to the benefit of the parties and their successors in interest.  Whenever the context permits, singular shall include plural and one gender shall include all.  Notice and delivery given by or to the attorney or broker representing any party shall be as effective as if given by or to that party.  A legible facsimile or PDF copy of this Contract and any signatures hereon shall be considered for all purposes as an original.

T.

CONVEYANCE:  Seller shall convey marketable title to the Real Property by special warranty deed, subject only to matters contained in Paragraph 7 and those otherwise accepted by Buyer.  Personal property, if any, shall be transferred by quitclaim bill of sale.

U.

OTHER AGREEMENTS:  No prior or present agreements or representations shall be binding upon Buyer or Seller unless included in this Contract.  No modification to or change in this Contract shall be valid or binding upon the parties unless in writing and executed by the parties intended to be bound by it.

V.

INTENTIONALLY OMITTED.

EXHIBIT A

LITIGATION

1.

All Fair Housing Act claims, if any, filed against Seller or its property manager prior to Closing through or by the U.S. Department of Housing and Urban Development (the “Fair Housing Act Claims”)

2.

Any and all filings made prior to Closing with the U.S. Department of Housing and Urban Development against Seller or its property manager pursuant to the Fair Housing Act (the “Fair Housing Act Filings”).

3.

Any and all lawsuits filed prior to Closing by former tenants in the U.S. District Court for the Northern District of Florida or the 8th Judicial Circuit Court of Florida.

4.

Any and all lawsuits filed prior to Closing in connection with the Use Agreement in the U.S. District Court for the Northern District of Florida or the 8th Judicial Circuit Court of Florida.

5.

Any and all code violations filed by the City of Gainesville or any other municipality.

EXHIBIT B

LEAD-BASED PAINT DISCLOSURE

EVERY PURCHASER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY ON WHICH A RESIDENTIAL DWELLING WAS BUILT PRIOR TO 1978 IS NOTIFIED THAT SUCH PROPERTY MAY PRESENT EXPOSURE TO LEAD FROM LEAD-BASED PAINT THAT MAY PLACE YOUNG CHILDREN AT RISK OF DEVELOPING LEAD POISONING.  LEAD POISONING IN YOUNG CHILDREN MAY PRODUCE PERMANENT NEUROLOGICAL DAMAGE, INCLUDING LEARNING DISABILITIES, REDUCED INTELLIGENCE QUOTIENT, BEHAVIORAL PROBLEMS, AND IMPAIRED MEMORY.  LEAD POISONING ALSO POSES A PARTICULAR RISK TO PREGNANT WOMEN.  THE SELLER OF ANY INTEREST IN RESIDENTIAL REAL PROPERTY IS REQUIRED TO PROVIDE THE PURCHASER WITH ANY INFORMATION ON LEAD-BASED PAINT HAZARDS FROM RISK ASSESSMENTS OR INSPECTIONS IN THE SELLER’S POSSESSION, IF ANY, AND NOTIFY THE PURCHASER OF ANY KNOWN LEAD-BASED PAINT HAZARDS.  A RISK ASSESSMENT OR INSPECTION FOR POSSIBLE LEAD-BASED PAINT HAZARDS IS RECOMMENDED PRIOR TO PURCHASE.

EXHIBIT C

LEAD-BASED PAINT RISK ASSESSMENT REPORT OF KENNEDY HOMES

DATED OCTOBER 3, 2002 ISSUED BY CONNOR PB LAWGIBB

“AS-IS” RIDER

Except for those representations and warranties expressly made by Seller in this Contract, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Buyer shall have the benefit of, and is not relying upon, any information provided by Seller or statements, representations or warranties, express or implied, made by or enforceable directly against Seller, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the special warranty deed conveying the Property).  Buyer agrees that Seller shall not be responsible or liable to Buyer for any defects, errors or omissions, or on account of any conditions affecting the Property.  Buyer, its successors and assigns, and anyone claiming by, through or under Buyer, hereby fully releases Seller and Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, property manager and Apartment Investment and Management Company (collectively, “Seller’s Indemnified Parties”),  from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) arising from or related to any defects, errors, omissions or other conditions affecting the Property.  Buyer represents and warrants that, as of the date hereof and as of the Closing, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, Buyer and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Buyer shall not rely thereon and the reliance by Buyer upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Except for the deed delivered by Seller at Closing, Buyer shall rely only upon any title insurance obtained by Buyer with respect to title to the Real Property.  Buyer acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, or continued occupancy levels of the Property.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Buyer agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Buyer, nor shall it affect the obligations of Buyer under this Contract in any manner whatsoever; and Buyer shall close title and accept delivery of the special warranty deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Buyer hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.  The provisions of this Rider shall survive the Closing and delivery of the special warranty deed to Buyer.

The waiver and release language in this Rider shall not be construed to create any obligation on the part of Buyer to indemnify, defend, or hold harmless Seller or the Seller Indemnified Parties from claims of third parties.  Any such indemnity by Buyer is specifically described elsewhere in this Contract.